Exhibit 10.1

3e Network Technology Company Limited

Form of Employment Contract

Employer (Party A): 3e Network Technology Company Limited

Address (Party A): Address (Party A): Room 701-702, Block A, Sun Yat-sen University

Science Park, No. 135, Xingang West Road, Haizhu District, Guangzhou, China

Employee (Party B): Ye Tao

Address (Party B): ***

Party A and Party B enter into this contract in accordance with the Labor Contract Law of the People’s Republic of China (hereinafter referred to as the “Labor Contract Law”) and the relevant regulations of the state, province, and city. Both parties adhere to the principles of legality, fairness, equality, voluntariness, consensus, honesty, and trustworthiness in the formation of this contract.

I. Duration of the contract:

1. Duration of contracts

Party A and Party B agree to establish the duration of this contract through the following 2 methods:

(1) With a fixed term: From [   ] to [   ].

(2) Without a fixed term: From June 10, 2022 until the occurrence of a legally defined termination condition.

(3) Based on the completion of specific tasks: From [ ] until the completion of the work task, marked by [ ].

2. Probationary period

Both parties agree to establish the probationary period (which is included within the contract term) in the first way of the following ways:

(1) No probationary period.

(2) The probationary period will be from [ ] to [ ].

II. Job Title:

1. Job Title: CEO；

2. Job Responsibilities:_______________________________

3. Following the conclusion of the probationary period, Party A is responsible for formally specifying Party B’s job title and job responsibilities. A formal notice of job onboarding shall be issued. In the event of any inconsistency with the initial agreements outlined in items 1 and 2 of this Article, the notice of job onboarding shall take precedence.

4. Following Party A’s issuance of the job onboarding notice, if Party A finds it necessary to modify Party B’s job responsibilities or job title for production and operational reasons, Party A shall make such adjustments in accordance with principles of relevance and reasonableness. Party B shall be provided with a written notification three days in advance, and Party B is required to comply with such adjustments.

5.If, for two consecutive months, Party B fails to meet the performance targets set by Party A or fails to complete other tasks assigned by Party A, Party A shall consider Party B as not competent for their current job. In such cases, Party B shall accept Party A’s arrangement for a job reassignment and salary adjustment. Party A will determine Party B’s new labor compensation based on their new job title and responsibilities.

III. Remuneration for labor:

1. Party B’s wages shall be implemented in the first form of the following forms. In the event of a job title adjustment for Party B, the wage rate corresponding to the new position shall be applied.

(1) Hourly rate;

(2) Project-based rate;

(3) Variable pay responsibility system or fixed pay responsibility system;

(4) Other forms:

2. Party B’s monthly remuneration comprises three components: base salary, performance-based pay, and transportation allowance.

(1) During the probationary period, Party B’s compensation is [ ] yuan per month, comprising a base salary of [ ], performance-based pay of [ ], and a transportation allowance of [ ].

(2) After the probationary period, Party B’s compensation is 20,000 yuan per month, comprising a base salary of [ ], performance-based pay of [ ], and a transportation allowance of [ ].

(3) The above-mentioned agreement on Party B’s wages includes Party B’s basic salary, social insurance, and other benefits and allowances provided by Party A based on business conditions and company regulations.

4. (1) Party A schedules overtime work on both working days and rest days in compliance with legal regulations. Party B may receive compensatory rest with an equal duration to compensate any lost rest days due to overtime work. Overtime pay will cease after the compensatory rest period, and if compensatory rest cannot be arranged, overtime pay will be provided in accordance with legal requirements.

(2) When overtime work is necessitated by production and operational needs, it must be documented and approved through an “Overtime Application Form.” The form should specify the exact nature of the overtime work and the required start and end times.

(4) Party A will disburse Party B’s salary for the previous month on or before the 10th day of each month. In the event that the payday falls on a rest day or a legal holiday, Party A will reschedule the wage payment. Wages will be paid either directly in cash by Party A or through bank transfer.

IV. Working Hours and Rest Periods

1. Both Party A and Party B agree to establish Party B’s working hours in accordance with the standard working hour system, where working days are from Monday to Friday, with a five-day workweek, and each working day consists of eight hours.

2. Party A will schedule Party B’s work, rest, and vacation arrangements in compliance with legal requirements and Party A’s internal rules and regulations.

V. Social Insurance

1. Party A and Party B shall adhere to national, provincial, and municipal regulations by participating in social insurance and contributing to social insurance premiums. Party B shall be entitled to the corresponding social insurance benefits in accordance with the law.

2. In the event that Party B contracts an occupational disease, sustains a work-related injury, or experiences a work-related fatality, Party A shall follow the provisions of national, provincial, and municipal laws and regulations concerning work-related injury insurance.

VI. Labor Protection, Working Conditions, and Occupational Hazard Prevention

1. Party A shall provide Party B with workplaces that comply with national labor hygiene standards in accordance with relevant national, provincial, and municipal labor protection regulations, ensuring the safety and health of Party B during production work.

2. Party A shall supply Party B with the necessary labor protection equipment and gear as required by relevant state regulations.

3. Party B is obligated to perform all operations in accordance with Party A’s safety guidelines. Any intentional violations of safety procedures by Party B will be handled in accordance with Party A’s established protocols.

VII. Amendment, Termination, and Conclusion of the Labor Contract

1. In accordance with the conditions stipulated in the Labor Contract Law or by mutual agreement between Party A and Party B, the relevant terms of the labor contract may be modified, or this contract may be terminated.

2. This labor contract shall terminate upon the occurrence of the termination conditions stipulated in the Labor Contract Law.

3. Party A may immediately terminate this contract without the obligation to provide economic compensation in the following circumstances:

(1) If Party B is proven to be unsuitable for employment during the probationary or training period;

(2) In case of serious violations of labor discipline, rules, regulations, or confidentiality obligations as specified in the confidentiality agreement;

(3) In the event of gross negligence, misconduct, or significant harm to Party A’s interests by Party B;

(4) If Party B is unable to perform their job competently and consistently fails to meet basic performance targets for three consecutive months;

(5) If Party B refuses to comply with Party A’s management or work assignments;

(6) If Party B concurrently establishes labor relations with other employers and refuses to rectify the situation after Party A’s request;

(7) If Party B is prosecuted for criminal activities.

4. In any of the following cases, Party A may terminate the labor contract by giving written notice to Party B thirty days in advance, or terminate the labor contract at any time by providing Party B with one month’s additional salary:

(1) Party B is ill or injured, not able to work, and after the prescribed medical period has elapsed, cannot perform the original job or any other job arranged by Party A;

(2) Party B suffers from diseases prohibited in the job type and industry, and after the medical period, does not meet the requirements for engaging in relevant industries or job types specified by the national government and Guangdong Province, and Party A cannot provide alternative employment;

(3) Significant changes occur in the objective circumstances upon which the labor contract was based, rendering the labor contract unenforceable, and after consultation between Party A and Party B, no agreement is reached regarding changes to the labor contract;

(5) Party B is incapable of performing the job, even after training or job title adjustment.

5. Party B shall provide written notice to Party A thirty days in advance of contract termination. In the probationary period, Party B must provide a 3-day notice. If Party B leaves the company without authorization, they shall bear the economic losses incurred by Party A.

6. Upon termination of the labor contract, Party A shall issue a certificate of contract termination and complete the transfer of records and social insurance relations for Party B within fifteen days. Party B must promptly follow Party A’s instructions for the handover of work. If Party B fails to do so in a timely manner, Party A has the right to delay the handover until the payment of wages or economic compensation, and may request Party B to compensate for the economic losses incurred by Party A due to their inaction. Party A has the right to request Party B to bear all the economic losses incurred by Party A due to their inaction. If Party A is required to provide economic compensation to Party B in accordance with the relevant provisions of the law, it shall be paid upon completion of the work handover.

VIII. Notification and Delivery

In the course of performing this contract, all notifications, documents, papers, information, and the like exchanged or provided by both parties can be delivered in person or through the contact addresses specified in this contract. If one party changes its address or telephone number, it must promptly provide written notice to the other party.

IX. Dispute Resolution

In case of disputes arising from the performance of this contract, both parties shall apply for arbitration to the Labor Dispute Arbitration Committee of the district or county where Party A is located within 60 days from the date of the labor dispute. If either party is dissatisfied with the arbitration decision, they may file a lawsuit with the People’s Court within 15 days from the date of receiving the arbitration award.

X. Non-Competition and Confidentiality Clauses

1. Within [one] year after the termination or termination of the labor contract (hereinafter referred to as the “non-competition period”), Party B shall not seek employment with other employers that engage in similar products or businesses that compete with Party A, nor shall Party B establish their own business for the production, development, or operation of similar products. Party B shall not use or indirectly disclose Party A’s relevant technical or business secrets and information. The non-competition period commences from the date of Party B’s formal departure from employment. During this period, Party A shall pay Party B monthly non-competition compensation. Both parties agree that the non-competition compensation rate shall be RMB [3500] per month for a period of [twelve months]. If Party A fails to pay the agreed non-competition compensation for more than [30] days, Party A is considered to have waived the obligation to enforce Party B’s non-competition obligations. If Party A timely and fully pays the non-competition compensation, and Party B fails to fulfill the non-competition obligations as stipulated in this clause, Party B shall pay Party A a penalty of five times the non-competition compensation. Party A also has the right to require Party B to continue fulfilling the non-competition obligations during the non-competition period.

2. Upon resignation or after leaving Party A, Party B shall not persuade or induce other employees of Party A to resign.

3. Without prior formal written consent from Party A, Party B shall not be employed by any other entity or individual, nor shall Party B engage in any business activities with any other entity or individual during the term of this contract. Failure to comply may result in Party A’s right to terminate this contract immediately and pursue Party B for breach of contract.

4. Party A and Party B shall separately enter into the “Confidentiality and Non-Competition Agreement of 3e Network Technology Company Limited” (hereinafter referred to as the “Confidentiality Agreement”). Whether the Confidentiality Agreement is signed before or after this contract, it shall not affect the validity of this contract or the Confidentiality Agreement. The Confidentiality Agreement remains valid even after the termination or dissolution of this contract and is subject to the validity period specified in the Confidentiality Agreement. In cases of inconsistency between this contract and the Confidentiality Agreement, the specific terms of the Confidentiality Agreement shall prevail. For any matters not covered by this contract or the Confidentiality Agreement, the two parties shall negotiate separately and reach a supplemental agreement. In the absence of a supplemental agreement, the relevant laws and regulations of mainland China shall apply.

XI. Breach of Contract Liability

1. During the contract period, if either party violates the provisions of this contract, causing economic losses to the other party, they shall be liable for economic compensation.

2. If Party B violates the confidentiality agreement attached to this contract, they shall be liable for all losses incurred by Party A.

XII. Other Agreements

1. Special arrangements:_______________________________________________

2. For the purposes of this contract and its appendices, the period of employment shall be determined by Party B’s reporting to Party A, engaging in work tasks designated by Party A, or receiving salary and remuneration. The employment period includes overtime worked by Party B outside regular working hours, regardless of the location. Termination of employment, as referred to in this contract and its appendices, is defined as the date when either party explicitly terminates or resigns from the employment relationship or when the contract between the two parties is terminated.

3. This contract is made in duplicate, with each party holding one copy. It shall come into legal effect from the date of signing and sealing by both parties and shall remain valid until the expiration of the contract term.

Party A: Guangzhou 3e Network Technology	Party B: Ye Tao (signed)
Company Limited (sealed)
June 10, 2023	June 10, 2023